Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Teradyne, Inc. for the registration of securities and to the incorporation by reference therein of our report dated December 8, 2008, with respect to the consolidated financial statements of Eagle Test Systems, Inc. included in the Current Report on Form 8-K/A of Teradyne, Inc. dated November 14, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 27, 2009